Exhibit 1

JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this foregoing shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. Each of the undersigned acknowledge that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but it shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.
This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.
Dated: January 25, 2021
Lion Participations S.A.S.
By: Bpifrance Participations S.A.

	By:	/s/ Nicolas Dufourcq
	Name:	Nicolas Dufourcq
	Title:	Chief Executive Officer of Bpifrance Participations

Bpifrance Participations S.A.

	By:	/s/ Boubakar Dione
Name: Boubakar Dione
Title: Group Director of Legal Affairs

Bpifrance S.A.

	By:	/s/ Boubakar Dione
Name: Boubakar Dione
Title: Group Director of Legal Affairs

Caisse des Dépôts

	By:	/s/ Laurence Giraudon
	Name:	Laurence Giraudon
	Title:	Chief Operating Officer Finance and Operations Department Asset Management Division

EPIC Bpifrance

	By:	/s/ Boubakar Dione
	Name:	Boubakar Dione
	Title:	Group Director of Legal Affairs